Exhibit 5.1

April 30, 2025	Our Ref: WPTL/KH/U0683-H27911

YXT.COM GROUP HOLDING LIMITED

Room 501-502, No. 78 East Jinshan Road

Huqiu District, Suzhou, Jiangsu, 215011

People’s Republic of China

Dear Sir or Madam

YXT.COM GROUP HOLDING LIMITED

We have acted as Cayman Islands legal advisers to YXT.COM GROUP HOLDING LIMITED (the “Company”) in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended, of 29,281,352 Class A ordinary shares of a par value of US$0.0001 each in the share capital of the Company (the “Shares”), pursuant to the “Plans” as defined in Schedule 1. We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion, we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.

The authorised share capital of the Company is US$50,000 divided into (a) 483,068,176 Class A ordinary shares with a par value of US$0.0001 each, and (b) 16,931,824 Class B ordinary shares with a par value of US$0.0001 each.

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*England and Wales; **BVI; ***Cayman Islands; ****New South Wales (Australia); *****Bermuda

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3.

The Plans have been duly authorised. When allotted, issued and fully paid for in the manner contemplated in the Plans and in accordance with the resolutions adopted by the directors of the Company and when appropriate entries have been made in the Register of Members of the Company, the Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and further consent to all references to our name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (Hong Kong)

WALKERS (HONG KONG)

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 20 January 2017, the Certificate of Incorporation on Change of Name dated 9 July 2021, the Eighth Amended and Restated Memorandum and Articles of Association as adopted by special resolution passed on 1 July 2024 (the “Memorandum and Articles”), the Register of Members as maintained by the registered office in the Cayman Islands (the “Registered Office”), in each case, of the Company, copies of which have been provided to us by the Registered Office, as applicable (together the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 29 April 2025.

3.

The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court’s Office, George Town, Grand Cayman (the “Court Register”), as at 9.00 a.m. Cayman Islands time on 29 April 2025 (the “Search Time”).

4.	A Certificate of Good Standing dated 22 April 2025 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

5.

Copies of executed written resolutions of the Board of Directors of the Company dated 10 September 2021, 27 March 2023, 1 July 2024 (the “Board Resolutions”) and the minutes of the board meeting held on 26 March 2025 (the “Board Minutes”), and copies of executed written resolutions of the members of the Company dated 27 March 2023 and 1 July 2024 (the “Shareholder Resolutions”, and together with the Board Resolutions and the Board Minutes, the “Resolutions”).

6.	Copies of the following documents of the Company (the “Plans”):

(a)	the 2021 Share Incentive Plan; and

(b)	the 2025 Share Incentive Plan.

7.	The Registration Statement.

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SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate transaction of the original document they purport to translate.

2.	The Memorandum and Articles reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

4.

There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

5.

The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by or on behalf of each member in respect of the member resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	The Resolutions remain in full force and effect and have not been revoked or varied.

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QUALIFICATIONS

1.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under Section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.